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EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors
CONSORTEUM HOLDINGS, INC.



     We consent to the use of our report dated February 19, 2009, with respect to the balance sheets of Consorteum Inc. as of June 30, 2008 and 2007, and the related statements of operations and comprehensive loss, stockholders' deficit and cash flows for the years ended June 30, 2008 and 2007, and the period from April 3, 2006 (date of inception) through June 30, 2008, incorporated herein by reference.



/s/ SF  Partnership, LLP
CHARTERED ACCOUNTANTS
TORONTO, CANADA
June 19, 2009